Matrix Asset Advisors, Inc.
747 Third Avenue, 31st Floor
New York, New York 10017

August 25, 2016

Lon F. Birnholz, Executive Vice President and Secretary
Matrix Advisors Funds Trust
747 Third Avenue, 31st Floor
New York, New York 10017

Dear Mr. Birnholz:

Re:	Subscription for Shares of Matrix Advisors Dividend Fund

Matrix Asset Advisors, Inc. offers to purchase from Matrix Advisors Funds Trust 5,000 shares of beneficial interest of the Matrix Advisors Dividend Fund, a series of Matrix Advisors Funds Trust, at a price of $20.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

Matrix Asset Advisors, Inc. represents and warrants that the Initial Shares will be held for investment purposes, and not for distribution thereof, and without any present intention of selling such shares.

Sincerely,

MATRIX ASSET ADVISORS, INC.

/s/ David A. Katz
Name: David A. Katz
Title: President

Accepted and Agreed

MATRIX ADVISORS FUNDS TRUST

/s/ Lon F. Birnholz
Lon F. Birnholz
Executive Vice President and Secretary